Filed pursuant to Rule 433

Registration No. 333-252340

Issuer Free Writing Prospectus dated August 10, 2021

Relating to Preliminary Prospectus Supplement dated August 10, 2021

Term Sheet

August 10, 2021

Issuer:	Intel Corporation

Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)*

Security Type:	SEC Registered

Trade Date:	August 10, 2021

Expected Settlement Date:	August 12, 2021 (T+2)

Use of proceeds:	General corporate purposes, including, but not limited to,

refinancing of outstanding debt, funding for working capital and capital expenditures

1.600% Senior Notes due 2028

Size:	$1,000,000,000

Maturity Date:	August 12, 2028

Coupon:	1.600%

Interest Payment Dates:	February 12 and August 12, commencing on February 12, 2022

Price to Public:	99.796%, plus accrued interest from August 12, 2021, if any.

Benchmark Treasury:	UST 1.000% due July 31, 2028

Benchmark Treasury Price/Yield:	99-04 / 1.131%

Spread to Benchmark Treasury:	+50 basis points

Yield:	1.631%

Make-Whole Call:	T+10 bps for any redemption prior to June 12, 2028

Par Call:	On or after June 12, 2028

CUSIP/ISIN:	458140BT6/US458140BT64

2.000% Senior Notes due 2031

Size:	$1,250,000,000

Maturity Date:	August 12, 2031

Coupon:	2.000%

Interest Payment Dates:	February 12 and August 12, commencing on February 12, 2022

Price to Public:	99.964%, plus accrued interest from August 12, 2021, if any.

Benchmark Treasury:	UST 1.625% due May 15, 2031

Benchmark Treasury Price/Yield:	102-15 / 1.354%

Spread to Benchmark Treasury:	+65 basis points

Yield:	2.004%

Make-Whole Call:	T+10 bps for any redemption prior to May 12, 2031

Par Call:	On or after May 12, 2031

CUSIP/ISIN:	458140BU3/US458140BU38

2.800% Senior Notes due 2041

Size:	$750,000,000

Maturity Date:	August 12, 2041

Coupon:	2.800%

Interest Payment Dates:	February 12 and August 12, commencing on February 12, 2022

Price to Public:	99.909%, plus accrued interest from August 12, 2021, if any.

Benchmark Treasury:	UST 2.250% due May 15, 2041

Benchmark Treasury Price/Yield:	105-20+ / 1.906%

Spread to Benchmark Treasury:	+90 basis points

Yield:	2.806%

Make-Whole Call:	T+15 bps for any redemption prior to February 12, 2041

Par Call:	On or after February 12, 2041

CUSIP/ISIN:	458140BV1/US458140BV11

3.050% Senior Notes due 2051

Size:	$1,250,000,000

Maturity Date:	August 12, 2051

Coupon:	3.050%

Interest Payment Dates:	February 12 and August 12, commencing on February 12, 2022

Price to Public:	99.668%, plus accrued interest from August 12, 2021, if any.

Benchmark Treasury:	UST 1.875% due February 15, 2051

Benchmark Treasury Price/Yield:	96-27 / 2.017%

Spread to Benchmark Treasury:	+105 basis points

Yield:	3.067%

Make-Whole Call:	T+20 bps for any redemption prior to February 12, 2051

Par Call:	On or after February 12, 2051

CUSIP/ISIN:	458140BW9/US458140BW93

3.200% Senior Notes due 2061

Size:	$750,000,000

Maturity Date:	August 12, 2061

Coupon:	3.200%

Interest Payment Dates:	February 12 and August 12, commencing on February 12, 2022

Price to Public:	99.619%, plus accrued interest from August 12, 2021, if any.

Benchmark Treasury:	UST 1.875% due February 15, 2051

Benchmark Treasury Price/Yield:	96-27 / 2.017%

Spread to Benchmark Treasury:	+120 basis points

Yield:	3.217%

Make-Whole Call:	T+20 bps for any redemption prior to February 12, 2061

Par Call:	On or after February 12, 2061

CUSIP/ISIN:	458140BX7/US458140BX76

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.

BNP Paribas Securities Corp.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Co-Managers:	Credit Agricole Securities (USA) Inc.
ICBC Standard Bank Plc**
NatWest Markets Securities Inc
C.L. King & Associates, Inc.
Loop Capital Markets LLC
Cabrera Capital Markets LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the notes constituting part of its allotment solely outside the United States.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) BofA Securities, Inc. toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-800-831-9146, (iii) Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or (iv) J.P. Morgan Securities LLC collect at 1-212-834-4533.

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